Exhibit 107

FEE TABLES FOR

FORM S-8

Calculation of Filing Fee Tables

Form S-8

(Form Type)

GENIE ENERGY LTD.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class B Common Stock, par value $.01 per share	457(h)	1,000,000(2)	$5.24(3)	$5,240,000(3)	0.0000927	$486
Total Offering Amounts					$5,240,000		$486
Total Fee Offsets							—
Net Fee Due							$486

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), the number of shares being registered shall be adjusted to include such additional indeterminate number of shares as may be issuable pursuant to the anti-dilution provisions of the Genie Energy Ltd. 2021 Stock Option and Incentive Plan, as amended and restated (the “SOP”). In addition, pursuant to Rule 416(c) under the Securities Act, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2)	Represents shares of Class B Common Stock of the Registrant (“Class B Common Stock”) reserved for issuance pursuant to the SOP.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, and based upon the average of the high and low reported prices of the shares of the Class B Common Stock on the New York Stock Exchange on February 8, 2022.